CONTACT: David L. Townsend
         Walter Industries, Inc.
         (813) 871-4448

                              FOR IMMEDIATE RELEASE

                          WALTER INDUSTRIES TO ACQUIRE
                    APPLIED INDUSTRIAL MATERIALS CORPORATION

      Tampa, FL, September 22, 1997 -- Walter Industries, Inc. (Nasdaq: WLTR) announced today that it has signed a definitive agreement to acquire privately held Applied Industrial Materials Corporation ("AIMCOR"), a leading international provider of products and outsourcing services to both the petroleum industry and steel, foundry and aluminum industries. The purchase price is approximately $400 million, to be funded through new bank credit facilities underwritten by NationsBank. The transaction has been approved by the boards of directors of both companies and is expected to close during Walter Industries' fiscal second quarter ending November 30, subject to review under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act.

      "The acquisition of AIMCOR is consistent with our stated goal of increasing returns for our shareholders by strengthening the balance of our homebuilding and industrial businesses," said Kenneth E. Hyatt, Walter Industries' Chairman and Chief Executive Officer. "It affords us an excellent opportunity to enhance our industrial operations and overall profitability. Given the timing of the transaction, we expect AIMCOR to be slightly accretive to net earnings in our current fiscal year, with increasing contributions anticipated in subsequent years."

      AIMCOR, headquartered in Stamford, Connecticut, currently generates approximately $450 million in revenues and $50 million in operating income annually. It has approximately 440 employees worldwide.

      AIMCOR's Carbon Products Group (84% of revenues) is the world's largest marketer and distributor of petroleum cokes ("petcoke"), shipping more than seven million tons annually, and an integrated supplier of value-added services from the production source to the company's global customer base. A by-product of oil refining, petcoke is a competitively priced fuel and carbon source used in numerous industrial applications, including the manufacture of steel and cement. In its most refined form, as calcined coke, it is used as the primary ingredient in anodes for the smelting of aluminum. The refining industry's trend toward outsourcing of non-core operations has driven AIMCOR to undertake increasing in-refinery services, warehousing, and terminal operations which add value to the petcoke it ultimately markets and distributes.

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      AIMCOR's Metals Group, with operating facilities in Canada, Mexico and the
U.S., produces and markets a variety of ferroalloys, metals and specialty materials that are used primarily as alloying agents, fluxing agents and/or performance improvement additives by the steelmaking and metal-casting industries.

      Mr. Hyatt commented: "We were attracted to AIMCOR because of its prominence in niche markets, value-added services, long-term relationships with major refineries, and favorable industry dynamics which are expected to support continued earnings growth in the company's global businesses."

      AIMCOR will join other industrial businesses of Walter Industries which offer proprietary products and leading market positions. These include: United States Pipe and Foundry Company, the nation's leading manufacturer of ductile iron pressure pipe; Sloss Industries, a furnace coke, foundry coke and specialty chemicals company; and JW Aluminum Company, a provider of value-added specialty aluminum products.

      "Beyond its considerable product and marketing strengths, AIMCOR's high-caliber management will be an excellent fit with Walter Industries," said Mr. Hyatt. "They have assembled a strong and aggressive team of seasoned professionals averaging 20 years of industry experience and 15 years with the company. We look forward to combining our manufacturing expertise and capital resources to help them further grow their businesses. AIMCOR will function as an autonomous subsidiary within Walter Industries in keeping with the entrepreneurial focus of each of our operating units."

      Peter Scott-Hansen, AIMCOR's Chief Executive Officer, President of its Carbon Products Group and a pioneering influence in the development of the worldwide petcoke market, said: "As a proven leader in a broad range of niche industrial markets, Walter Industries offers an excellent environment for AIMCOR's continued growth and development. We are delighted to become part of the Walter Industries organization and look forward to contributing to the company's operating and earnings expansion."

      NationsBank, as Agent, is expected to arrange an $800 million financing package, comprised of a $350 million Revolving Credit Facility and a $450 million Term Loan Facility. These credit facilities will be used to fund the AIMCOR purchase, retire existing bank debt, and provide for Walter Industries' ongoing working capital needs.

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Note to Editor: Walter Industries, Inc., based in Tampa, Florida, is a diversified, multi- subsidiary company with major interests in homebuilding/financing and industrial operations. Walter Industries and its subsidiaries employ 7,600 at manufacturing facilities and sales offices throughout the United States. In its most recent fiscal year ended May 31, 1997, Walter Industries generated revenues of $1.5 billion and $144.7 million of operating income.

      The preceding contains certain forward-looking statements which reflect the current views of Walter Industries, Inc. with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Among those factors which could cause actual results to differ materially are the degree to which Walter Industries is leveraged, risks of business downturn, and other risk factors listed from time to time in the Company's SEC reports.

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